Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-1 of our report dated July 22, 2008 relating to the financial statements of Roadrunner Freight Systems, Inc. (the “Company”) as of April 29, 2005 and for the period from January 1, 2005 through April 29, 2005 (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the subsequent sale of the Company on April 29, 2005) appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Milwaukee, WI
July 22, 2008